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                   EXHIBIT 23.1 - CONSENT OF INDEPENDENT AUDITORS
===============================================================================

  We consent to the use of our report dated March 7, 1997, incorporated by reference in the Annual Report on Form 10-K of Ultimate Electronics, Inc., with respect to the financial statements, as amended, included in this Form 10-K/A.

  We also consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-94636, No. 33-92256 and No. 33-92258)
  pertaining to the SoundTrack 401(k) Retirement Savings Plan, the Non-employee Director Stock Option Plan and the Employee Stock Option Plan, respectively, of Ultimate Electronics, Inc. of our report dated March 7, 1997 with respect to the financial statements of Ultimate Electronics, Inc., as amended, included in this Annual Report on Form 10-K/A for the year ended
  January 31, 1997.



          Ernst & Young LLP

  Denver, Colorado
  June 12, 1997